Exhibit 10.3

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”), is made and entered into as of October 6, 2008 (the “Effective Date”), by and between SPACEHAB Incorporated, a Washington corporation (hereafter “Company”) and Brian Harrington (hereafter “Executive”). The Company and Executive may sometimes hereafter be referred to singularly as a “Party” or collectively as the “Parties.”

W I T N E S S E T H:

WHEREAS, the Company desires to continue to secure the employment services of Executive subject to the terms and conditions hereafter set forth; and

WHEREAS, the Executive is willing to enter into this Agreement upon the terms and conditions hereafter set forth;

NOW, THEREFORE, in consideration of Executive’s employment with the Company, and the premises and mutual covenants contained herein, the Parties hereto agree as follows:

1.                                      Employment. During the Employment Period (as defined in Section 4 hereof), the Company shall employ Executive as, and Executive shall serve as, the Chief Financial Officer of the Company, including such duties and responsibilities consistent with such position as designated for such position in the by-laws of the Company and as assigned by the Board of Directors from time to time.

2.                                      Compensation.

(a)                                 Base Salary. The Company shall pay to Executive during the Employment Period a base salary of at a rate of not less than $ 225,000 per annum, as may be adjusted pursuant to the subsequent provisions of this paragraph (the “Base Salary”). The Base Salary shall be payable in accordance with the Company’s normal payroll schedule and procedures for its executives. Such amounts may be increased (but not decreased) annually at the discretion of the Compensation Committee of the Company’s Board of Directors (the “Compensation Committee”) based upon a review, at least annually, by the Compensation Committee of Executive’s performance. Nothing contained herein shall preclude the payment of any other compensation to Executive at any time as determined by the Compensation Committee.

(b)                                 Annual Bonus. In addition to the Base Salary, for each calendar year during the Employment Period (as defined in Section 4), Executive shall be entitled to a bonus calculated as set forth in this Section 2(b) (referred to herein as the “Annual Bonus”). The Annual Bonus, if any, shall be established by the Compensation Committee based on Executive’s and/or Company’s performance as determined and approved by the Compensation Committee based on performance goals and criteria set by the Compensation Committee. Executive’s targeted Annual Bonus shall be thirty percent

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(30%) of his Base Salary for each year during the Employment Period; provided, however, Executive shall be entitled to an Annual Bonus only if Executive has met the performance criteria set by the Compensation Committee for the applicable period.

In the event that the Employment Period ends before the end of a calendar year, Executive shall be entitled to a prorata portion of the Annual Bonus for that year (based on the number of days in which Executive was employed during the year divided by 365) as determined by the Compensation Committee based on satisfaction of the performance criteria for that period on a prorata basis, unless Executive was terminated for Cause (as defined in Section 6(e)), in which event Executive shall not be entitled to any Annual Bonus for that year. Executive acknowledges that the amount and performance criteria for Executive’s Annual Bonus to be earned for each Bonus Period shall be set by the Compensation Committee on or before the beginning of the applicable calendar year. If Executive successfully meets the performance criteria established by the Compensation Committee, the Company shall pay Executive the earned Annual Bonus amount within the earlier of: (i) sixty days (60) days after the end of the calendar year or (ii) sixty days (60) after the end of the Employment Period, as applicable.

(c)                                  Long-Term Incentive Compensation. In addition to Sections 2(a) and 2(b), Executive shall receive from time to time awards of stock options and other long-term incentive compensation, as commensurate with Executive’s employment position, and as determined by the Compensation Committee, as follows:

(1)                              An annual stock option grant, if any, based on Executive’s, Company’s and/or Company Stock performance and consistent with the Company’s 2008 Stock Incentive Plan, or any successor thereto (the “2008 Plan”), or other Company long term equity incentive award program(s), as determined and approved by the Compensation Committee.

(2)                              Such other grants of long-term incentive compensation, if any, as may be determined and approved by the Compensation Committee.

3.                                      Duties and Responsibilities of Executive. During the Employment Period, Executive’s services shall be devoted to the business of the Company and to the performance of the duties and responsibilities assigned to Executive by the Company’s Board of Directors (the “Board”), to the best of Executive’s ability and with reasonable diligence.  In determining Executive’s duties and responsibilities, Executive shall not be assigned duties and responsibilities that are inappropriate for Executive’s position in Section 1 of this Agreement. This Section 3 shall not be construed as preventing Executive from (a) engaging in volunteer services for charitable, educational or civic organizations, or (b) investing his personal assets in such a manner as he deems to be appropriate; provided, however, no such other activity shall conflict with Executive’s loyalties and duties to the Company. Executive shall at all times use best efforts to comply in good faith with United States laws applicable to Executive’s actions on behalf of the Company and its Affiliates (as defined in Section 6(e)). Executive understands and agrees that Executive may be required to travel from time to time for purposes of the Company’s business.

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4.                                      Term of Employment. Executive’s initial term of employment with the Company under this Agreement shall be for the period from the Effective Date through October     , 2009 (the “Initial Term of Employment”). Thereafter, the Agreement shall be automatically extended by a one-year renewal term (each an “Additional Term”), unless either Party provides Notice of Termination pursuant to Section 7, in its discretion with or without Cause. Each Party shall have the right to give Notice of Termination (pursuant to Section 7) at will, with or without Cause, at any time subject, however, to the terms and conditions of this Agreement regarding the rights and duties of the Parties upon termination of employment. The period from the Effective Date through the date of Executive’s termination of employment with the Company and all Affiliates, for whatever reason, shall be referred to herein as the “Employment Period.”

5.                                      Benefits. Subject to the terms and conditions of this Agreement, during the Employment Period, Executive shall be entitled to all of the following:

(a)                                 Reimbursement of Business Expenses. The Company shall pay or reimburse Executive for all reasonable travel, entertainment and other business expenses paid or incurred by Executive in the performance of duties hereunder in accordance with the Company’s Travel and Entertainment Expense Policy, as in effect at such time, including without limitation, transportation, lodging and food for Executive to attend conventions, conferences and meetings that the Compensation Committee determines are appropriate or in the best interest of the Company. The Company shall also provide Executive with suitable office space, including secretarial and other staff support and paid parking.

(b)                                 Other Employee Benefits. Executive shall be entitled to participate in any pension, retirement, 401(k), profit-sharing, and other employee benefits plans or programs of the Company to the same extent as available to other officers of the Company under the terms and conditions of such plans or programs. Executive shall also be entitled to participate in any group insurance, hospitalization, medical, dental, health, life, accident, disability and other employee benefits or fringe benefits plans or programs of the Company to the same extent as available to other officers of the Company under the terms and conditions of such plans or programs.

(c)                                  Vacation and Holidays. Executive shall be entitled to four (4) weeks of paid vacation per calendar year, as accrued in accordance with the Company’s vacation benefit policy.  Executive may not accrue more than five (5) weeks of paid vacation at any time.  Executive shall also be entitled to all paid holidays and sick time provided by the Company for its officers under the Company’s holiday and sick time policy as in effect at such time.

    6.                                  Rights and Payments upon Termination. In addition to any incentive awards payable under Section 2(c), the Executive’s right to compensation and benefits for periods after the date on which Executive’s employment terminates with the Company and all Affiliates (the “Termination Date”), shall be determined in accordance with this Section 6, as follows:

(a)                                  Minimum Payments. Executive shall be entitled to the following minimum payments under this Section 6(a), in addition to any other payments

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or benefits to which Executive is entitled to receive under the terms of Section 6(b) or any employee benefit plan or program:

(1)                                  an amount equal to the Executive’s Base Salary (as in effect as of the Termination Date) for the payroll period containing the Termination Date (i.e., payment of salary for the final payroll period), with such amount to be calculated through the end of such payroll period;

(2)                                  unpaid vacation days for that year which have accrued through the Termination Date, up to a maximum of five (5) weeks; and

(3)                                  reimbursement of reasonable business expenses that were incurred but unpaid as of the Termination Date.

Subject to application of Section 38 hereof, Base Salary and accrued vacation days shall be paid to Executive within ten (10) business days following the Termination Date in a cash lump sum less applicable withholdings. Business expenses shall be reimbursed in accordance with the Company’s normal procedures.

(b)                                 Other Severance Payments.  During the Term of Employment, in the event that: (i) Executive’s employment is involuntarily terminated by the Company (except due to a “No Severance Benefits Event” (as defined in Section 6(e)), (ii) Executive’s employment is terminated due to his death or “Disability” (as defined in Section 6(e)), or (iii) Executive terminates his own employment hereunder for “Good Reason” (as defined in Section 6(e)), then in any such event under clause (i), (ii) or (iii), the following severance benefits shall be provided to Executive or, in the event of his death before receiving all such benefits, to his “Designated Beneficiary” (as defined in Section 6(e)) following his death:

(1)                                  The Company shall pay to Executive as additional compensation (the “Additional Payment”), an amount equal to one-half (0.5) times the sum of:

(A)                              the Executive’s highest Base Salary as in effect at any time within 12 months before the Termination Date; plus

(B)                                an amount determined by the Compensation Committee in its discretion based upon factors including its subjective evaluation of the Executive’s past and present job performance, the Company’s then-current cash position, and other factors deemed relevant to such determination by the Compensation Committee, with such amount to be in a range of from 0% to 50% of the annualized average of the Annual Bonuses paid or payable to the Executive for the three years immediately preceding the year in which the Termination Date occurs.

Subject to application of Section 38 hereof, the Company shall make the Additional Payment to Executive in a cash lump sum payment, net of tax withholdings, within thirty (30) calendar days following the Termination

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Date.

(2)                                  The Company shall maintain continued group health plan coverage following the Termination Date under all plans subject to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) (as codified in Code Section 4980B) for Executive and his eligible spouse and dependents for the maximum period for which such qualified beneficiaries are eligible to receive COBRA coverage (the “Continuation Period”). For the initial six (6) months of the Continuation Period (or, in the event of a termination of employment that requires payment of an Additional Payment described in Section 6(c) hereunder, then for the initial nine (9) months of the Continuation Period), Executive (and his spouse and dependents) shall not be required to pay more for such COBRA coverage than is charged by the Company to its officers who are then in active service for the Company and receiving coverage under such plan and, therefore, the Company shall be responsible for paying the difference between the amount charged hereunder and the full COBRA premiums, which difference shall be additional compensation to Executive.  Beginning with the seventh (7th) month of the Continuation Period (or, in the event of a termination of employment that requires payment of an Additional Payment described in Section 6(c) hereunder, beginning with the tenth (10th) month of the Continuation Period) and continuing thereafter for the duration of the Continuation Period, Executive shall be responsible for payment of full COBRA premiums without contribution by the Company.   In all other respects, Executive (and his spouse and dependents) shall be treated the same as other COBRA qualified beneficiaries under the terms of such plans and the requirements of COBRA. In the event of any change to a group health plan following the Termination Date, Executive and his spouse and dependents, as applicable, shall be treated consistently with the then-current officers of the Company with respect to the terms and conditions of coverage and other substantive provisions of the plan. Executive and his spouse  hereby agree to acquire and maintain any and all coverage that either or both of them are entitled to at any time under a group health plan maintained by a successor employer of Executive or under the Medicare program or any similar program of the United States or any agency thereof.

(3)                                  The Executive’s service requirements under all Company stock option and incentive award plans shall automatically be deemed satisfied, and the Executive shall automatically become 100% vested on his Termination Date in all grant shares and incentive awards.

(4)                                  For purposes of clarity, in the event that (i) Executive voluntarily resigns or otherwise voluntarily terminates his own employment hereunder, except for Good Reason or due to his death or Disability (as such terms are defined in Section 6(e)), or (ii) Executive’s employment is terminated due to a No Severance Benefits Event (as defined in Section 6(e)), then, in either such event under clause (i) or (ii), the Company shall have no obligation to provide the severance benefits described in

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paragraphs (1), (2) and (3) (above) of this Section 6(b), except to offer COBRA coverage (as required by COBRA law) but not at the special discounted rate described in paragraph (2). Executive shall still be entitled to the severance benefits provided under Section 6(a) in any event. The severance payments provided under this Agreement shall supersede and replace any severance payments under any severance pay plan or policy that the Company or any Affiliate maintains for employees generally.

(c)                                  Change in Control. Notwithstanding any provision hereof to the contrary, if the employment of Executive is terminated, voluntarily or involuntarily, within twelve (12) months following a Change in Control (as defined in Section 6(e)), for any reason other than due to his death or Disability, then the Additional Payment calculated in Section 6(b) shall be computed as three-fourths (0.75) times, rather than one-half (0.5) times, the applicable Base Salary and Annual Bonus, as set forth in Section 6(b), the Executive shall automatically become 100% vested on his Termination Date in all Company stock option and incentive award plans as set forth in Section 6(b), and, in all other respects, the provisions of Section 6 shall still apply.

(d)                                 Release Agreement. Notwithstanding any provision of this Agreement to the contrary, in order to receive the severance benefits payable under either Section 6(b) or Section 8, as applicable, the Executive must first execute an appropriate release agreement (on a form provided by the Company) whereby the Executive agrees to release and waive, in return for such severance benefits, any claims that he may have against the Company including, without limitation, for unlawful discrimination (e.g., Title VII of the Civil Rights Act); provided, however, such release agreement shall not release any claim or cause of action by or on behalf of the Executive for (a) any payment or benefit that may be due or payable under this Agreement or any employee benefit plan prior to the receipt thereof, (b) any willful failure by the Company to cooperate with Executive in exercising his vested stock options, RSUs or other Incentive Awards under the 2008 Plan in accordance with their terms, (c) non-payment of salary or benefits to which he is entitled from the Company as of the Termination Date, or (d) a breach of this Agreement by the Company.

(e)                                  Definitions.

(1)                                  “Affiliate” means any entity, in whatever form, of which the Company has any ownership interest or ownership or management control, as determined by the Board.

(2)                                  “Cause” means any of the following: (A) the Executive’s conviction by a court of competent jurisdiction as to which no further appeal can be taken of a felony or entering the plea of nolo contendere to such crime by the Executive; (B) the commission by the Executive of a demonstrable act of a material fraud, or a material misappropriation of funds or property, of or upon the Company or any Affiliate; (C) the engagement by the Executive, without the written approval of the Company, in any material activity which directly competes with the business of the Company or any Affiliate, or which would directly result in a material injury to the business or reputation of the Company or any Affiliate; or (D) (i) the

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material breach by Executive of any provision of this Agreement, or (ii) the repeated nonperformance of Executive’s duties to the Company or any Affiliate (other than by reason of Executive’s illness or incapacity), but only under clauses (C), (D) (i) or (D) (ii) after Executive has received written Notice from the Company of such breach or nonperformance (which Notice must specifically identify the manner and set forth specific facts, circumstances and examples of which the Company believes that Executive has breached this Agreement or not substantially performed duties hereunder) and Executive’s continued failure to cure such breach or nonperformance within the time period set by the Company but in no event less than 30 calendar days after Executive’s receipt of such Notice. After exhausting any such appeal, pursuant to Section 7 the Company must provide a written Notice of Termination to Executive regarding the specific reason for his Termination for Cause and the Termination Date.

(3)                                  “Change in Control” means a Change in Control of the Company which has the same definition of such term as defined in the 2008 Plan, provided, however, that with respect to any aspect of the definition of such term, in the event that (i) this Agreement satisfies the definition of a “deferred compensation plan” under Code Section 409A, and (ii) the definition of “Change in Control” provided in the Final Regulations to Code Section 409A (the “409A Regulations”), as amended from time to time, sets forth a higher or more restrictive standard for a Change of Control, then the definition of such term provided in the 409A Regulations shall apply..

(4)                                  “Code” means the Internal Revenue Code of 1986, as amended, or its successor. References herein to any Section of the Code shall include any successor provisions of the Code.

(5)                                  “Designated Beneficiary” means the Executive’s surviving spouse, if any. If there is no such surviving spouse at the time of Executive’s death, then the Designated Beneficiary hereunder shall be Executive’s estate.

(6)                                  “Disability” shall mean that Executive is entitled to receive long-term disability (“LTD”) income benefits under the LTD plan or policy maintained by the Company that covers Executive. If, for any reason, Executive is not covered under such LTD plan or policy, then “Disability” shall mean a “permanent and total disability” as defined in Section 22(e)(3) of the Code and Treasury regulations thereunder. Evidence of such Disability shall be certified by a physician acceptable to both the Company and Executive. In the event that the Parties are not able to agree on the choice of a physician, each shall select one physician who, in turn, shall select a third physician to render such certification. All costs relating to the determination of whether Executive has incurred a Disability shall be paid by the Company. Executive agrees to submit to any examinations that are reasonably required by the attending physician or other healthcare service providers to determine whether Executive has a Disability.

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(7)                                  “Dispute” means any dispute, disagreement, claim, or controversy arising in connection with or relating to the Agreement or employment of Executive, or the termination of his employment, or the validity, interpretation, performance, breach, or termination of the Agreement.

(8)                                  “Good Reason” means the occurrence of any of the following events, except in connection with termination of the Executive’s employment for Cause or Disability, without Executive’s express written consent:

(A)                              The assignment to the Executive of any duties inconsistent in any material respect with the Executive’s position, within the 6-month period prior to a Change in Control or two years thereafter, which in this definition includes status, reporting relationship to the Board, office, title, scope of responsibility over corporate level staff or operations functions, or responsibilities as an officer of the Company; or any other material diminution in the Executive’s position, authority, duties, or responsibilities, other than (in any case or circumstance) an isolated and inadvertent action not taken in bad faith that is remedied by the Company within 30 days after Notice thereof to the Company by the Executive (for purposes of clarity and not limitation, if (i) the Company becomes a division, a wholly or majority-owned subsidiary, or other similar entity of another person or entity or combination thereof and (ii) after such reorganization the Executive is not placed in a substantially equivalent position with the parent entity or reorganized combination entity as he had with the Company immediately prior to such reorganization, then such occurrence shall be deemed an assignment of duties materially inconsistent with Executive’s position for purposes of this definition of Good Reason); or

(B)                                in the event of a Change in Control, the Company requires the Executive to be based at any office or location farther than 35 miles from the Executive’s office or principal job location immediately before the Change in Control, except for required business travel to an extent substantially consistent with the Executive’s travel obligations immediately before the Change in Control; or

(C)                                a reduction in the Executive’s Base Salary or Annual Bonus opportunity from the highest amount in effect at any time during the 12-month period prior to the Change in Control.

Notwithstanding the foregoing definition of “Good Reason”, the Executive cannot terminate his employment hereunder for Good Reason unless he (i) first notifies the Compensation Committee in writing of the event (or events) which the Executive believes constitutes a Good Reason event under subparagraphs (A), (B) or (C) (above) within 90 days from

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the date of such event, and (ii) provides the Company with at least 30 calendar days to cure, correct or mitigate the Good Reason event so that it either (1) does not constitute a Good Reason event hereunder or (2) Executive agrees, in writing, that after any such modification or accommodation made by the Company, such event shall not constitute a Good Reason event.

(9)                                  “No Severance Benefits Event” means termination of Executive’s employment by the Company for Cause (as defined above).

7.                                      Notice of Termination. Any termination by the Company or the Executive shall be communicated by Notice of Termination to the other Party hereto. For purposes of this Agreement, the term “Notice of Termination” means a written notice which indicates the specific termination provision of this Agreement relied upon, and sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment.

8.                                      Severance Benefits Following Nonrenewal of Agreement. In the event that (a) this Agreement is not renewed by the Company (pursuant to Section 4) for any reason other than a “No Severance Benefits Event” (as defined in Section 6(e)) and (b) the employment of Executive is subsequently terminated by the Company, for any reason other than a No Severance Benefits Event or due to his death or Disability, within one (1) year following the expiration of the Initial Term of Employment or any Additional Term hereunder due to nonrenewal by the Company, then Executive shall be entitled to severance benefits (hereafter, the “Nonrenewal Severance Benefits”), provided that he first enters into a release agreement pursuant to Section 6(d). The Nonrenewal Severance Benefits shall be computed in the same manner as severance benefits are computed under Section 6(b).   In the event of a termination of employment as described in this Section 8, Executive shall still be entitled to the benefits under Section 6(b)(2) for discounted COBRA coverage for the six-month period set forth in Section 6(b)(2).

9.                                      No Mitigation. In the event of a Dispute (as defined in Section 6(e)), Executive shall not be required to mitigate the amount of any compensation, benefits or other payment that Executive may have otherwise earned under this Agreement, by seeking other employment or in any other manner.

10.                               Restrictive Covenants. As an inducement to the Company to enter into this Agreement, Executive represents to, and covenants with or in favor of, the Company that Executive will comply with all of the restrictive covenants in Sections 10 through 17, as a condition to the Company’s obligation to provide any benefits to Executive under this Agreement.

11.                               Confidential Information.

(a)                                 Access to Confidential Information. As of the Effective Date and on an ongoing basis, the Company agrees to give Executive access to Confidential Information which the Executive did not have access to, or knowledge of, before the Effective Date.

(b)                                 Access to Specialized Training. As of the Effective Date and on an ongoing basis, the Company has provided, and agrees to provide on an ongoing basis,

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Executive with Specialized Training which the Executive does not have access to before the Effective Date.

(c)                                  Agreement Not to Use or Disclose Confidential Information. In exchange for the Company’s promises to provide Executive with access to Confidential Information and Specialized Training and the other consideration and benefits provided to Executive under this Agreement, Executive agrees that during the Restricted Period (as defined in Section 11(e)), or at any time thereafter, not to disclose to anyone, including, without limitation, any person, firm, corporation or other entity, or publish or use for any purpose, any Confidential Information, except as required in the ordinary course of the Company’s Business (as defined in subsection (e) below), as authorized by the Company, or if such information becomes available to the public by other means other than a breach by Executive.

(d)                                 Agreement to Refrain from Defamatory Statements. Executive shall refrain, both during the Employment Period and thereafter, from publishing any oral or written statements about any directors, officers, employees, agents, investors or representatives of the Company or any Affiliate that are slanderous, libelous, or defamatory; or that disclose private or confidential information about the Business, directors, officers, employees, agents, investors or representatives of the Company or any Affiliate; or that constitute an intrusion into the seclusion or private lives of any such person; or that give rise to unreasonable publicity about the private lives of such persons; or that place any such person in a false light before the public; or that constitute a misappropriation of the name or likeness of any such person. Similarly, the Company shall refrain from making any defamatory statements concerning Executive or unreasonably invading Executive’s privacy as described above.  A violation or threatened violation of these restrictive covenants may be enjoined by a court of law notwithstanding the arbitration provisions of Section 29.

(e)                                  Definitions. The following terms, when used in this Agreement, are defined below:

(1)                            “Business” means (A) the design, manufacture, lease and operation of pressurized and unpressurized space modules, flight hardware and subsystems, and those other businesses and activities that are described in the Company’s Form 10-K for the fiscal year ended June 30, 2007, and Form 10-Q for the quarter ending December 31, 2007, or (B) any similar, incidental or related business conducted or pursued by, or engaged in, or proposed to be conducted or pursued by or engaged in, by the Company or an Affiliate at any time during the Employment Period.

(2)                                  “Competitive Business” means any business which competes, directly or indirectly, with the Business in the Market.

(3)                                  “Confidential Information” means any Trade Secret, confidential study, data, calculations, software storage media or other compilation of information, patent, patent application, copyright, trademark, trade name, service mark, service name, “know-how”, customer lists, details of

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client or consultant contracts, pricing policies, sales techniques, confidential information relating to suppliers, information relating to the special and particular needs of the Company’s or Affiliate’s customers operational methods, marketing plans or strategies, products and formulae, product development techniques or plans, business acquisition plans or any portion or phase of any scientific or technical information, ideas, discoveries, designs, computer programs (including source of object codes), processes, procedures, research or technical data, improvements or other proprietary or intellectual property of the Company or an Affiliate, whether or not in written or tangible form, and whether or not registered, and including all files, records, manuals, books, catalogues, memoranda, notes, summaries, plans, reports, records, documents and other evidence thereof. The term “Confidential Information” does not include, and there shall be no obligation hereunder with respect to, information that is or becomes generally available to the public other than as a result of an impermissible disclosure by Executive.

(4)                                  “Market” means any county in the United States of America and each similar jurisdiction in any other country in which the Business was conducted or pursued by the Company or an Affiliate prior to the Termination Date, or is conducted or engaged in or pursued, or is proposed to be conducted or engaged in or pursued, by the Company or an Affiliate at any time during the Employment Period.

(5)                                  “Restricted Period” means the period commencing on the Effective Date of this Agreement and continuing through the six month anniversary of the Termination Date.

(6)                                  “Restricted Territory” means the United States of America.

(7)                                  “Specialized Training” includes the training the Company provides to Executive that is unique to its business and enhances Executive’s ability to perform Executive’s job duties effectively. Specialized Training includes, without limitation, sales methods/techniques training; operation methods training; engineering and scientific training; and computer and systems training.

(8)                                  “Trade Secrets” means any and all information and materials (in any form or medium) which were not otherwise known by Executive or available to the public that are proprietary to the Company or a Affiliate, or are treated as confidential by the Company or Affiliate as part of, or relating to, all or any portion of its or their Business, including information and materials about the products and services offered, or the needs of customers served, by the Company or Affiliate; compilations of information, records and specifications, properties, processes, programs, and systems of the Company or Affiliate; research of or for the Company or Affiliate; and methods of doing business of the Company or Affiliate. Trade Secrets include, without limitation, all of the Company’s or Affiliate’s technical and other Business information, whether patentable or not, which is

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of a confidential, trade secret or proprietary character, and which is either developed by the Executive alone, with others or by others; lists of customers; identity of customers; contract terms; bidding information and strategies; pricing methods or information; computer software; computer software methods and documentation; hardware; the Company’s or Affiliate’s methods of operation; the procedures, forms and techniques used in servicing accounts; and other documents, information or data that the Company requires to be maintained in confidence for the Company’s success.

12.                               Duty to Return Company Documents and Property. Upon termination of the Employment Period, Executive shall immediately return and deliver to the Company any and all papers, books, records, documents, memoranda and manuals, e-mail, electronic or magnetic recordings or data, including all copies thereof, belonging to the Company or an Affiliate or relating to its business, in Executive’s possession or control, whether prepared by Executive or others. If at any time after the Employment Period, Executive determines that he has any Confidential Information in his possession or control, Executive shall immediately return it to the Company, including all copies thereof.

13.                               Best Efforts and Disclosure. Executive agrees that, while employed by the Company, Executive’s services shall be devoted on a full time basis to the Business, and Executive shall use best efforts to promote its success. Further, Executive shall promptly disclose to the Company all ideas, inventions, computer programs, and discoveries, whether or not patentable or copyrightable, which Executive may conceive or make, alone or with others, during the Employment Period, whether or not during working hours, and which directly or indirectly:

(a)                                  relate to a matter within the Business, scope, field, duties or responsibility of Executive’s employment with the Company; or

(b)                                 are based on any knowledge of the actual or anticipated Business or interests of the Company; or

(c)                                  are aided by the use of time, materials, facilities or information of the Company.

Executive assigns to the Company, without further compensation, any and all rights, titles and interest in all such ideas, inventions, computer programs and discoveries in all countries of the world. Executive recognizes that all ideas, inventions, computer programs and discoveries of the type described above, conceived or made by Executive alone or with others within 12 months after the Termination Date (voluntary or involuntary), are likely to have been conceived in significant part either while employed by the Company or as a direct result of knowledge Executive had of Confidential Information. Accordingly, Executive agrees that such ideas, inventions or discoveries shall be presumed to have been conceived during the Employment Period, unless and until the contrary is clearly established by the Executive.

14.                               Inventions and Other Works. Any and all writings, computer software, inventions, improvements, processes, procedures and/or techniques which Executive may make, conceive, discover, or develop, either solely or jointly with any other person or persons, at

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any time during the Employment Period, whether at the request or upon the suggestion of the Company or otherwise, which relate to or are useful in connection with any Business now known or hereafter carried on or expressly contemplated by the Company, including developments or expansions of its present fields of operations, shall be the sole and exclusive property of the Company. Executive agrees to take any and all actions necessary or appropriate so that the Company can prepare and present applications for copyright or Letters Patent therefor, and secure such copyright or Letters Patent wherever possible, as well as reissue renewals, and extensions thereof, and obtain the record title to such copyright or patents. Executive shall not be entitled to any additional or special compensation or reimbursement regarding any such writings, computer software, inventions, improvements, processes, procedures and techniques. Executive acknowledges that the Company from time to time may have agreements with other persons or entities which impose obligations or restrictions on the Company regarding inventions made during the course of work thereunder or regarding the confidential nature of such work. Executive agrees to be bound by all such obligations and restrictions, and to take all action necessary to discharge the obligations of the Company.

15.                               Non-Solicitation Restriction.                                                                 To protect Confidential Information, it is necessary to enter into the following restrictive covenants, which are ancillary to the enforceable promises between the Company and Executive in Sections 10 through 17 and other provisions of this Agreement. During the Restricted Period, Executive hereby covenants and agrees that he will not, directly or indirectly, without the prior written consent of the Board, either individually or as a principal, partner, agent, consultant, contractor, employee, or as a director or officer of any entity, or in any other manner or capacity whatsoever, except on behalf of the Company or an Affiliate, solicit Business, or attempt to solicit Business, in products or services competitive with the Business in the Market.

16.                               Non-Competition Restriction. Executive hereby agrees that in order to protect Confidential Information, it is necessary to enter into the following restrictive covenant, which is ancillary to the enforceable promises between the Company and Executive in Sections 10 through 17 and other provisions of this Agreement. Executive hereby covenants and agrees that during the Restricted Period, Executive will not, without the prior written consent of the Board, become interested in any capacity in which Executive would perform any similar duties to those performed while at the Company, directly or indirectly (whether as proprietor, stockholder, director, partner, employee, agent, independent contractor, consultant, trustee, or in any other capacity), with respect to any Competitive Business; provided, however, Executive shall not be deemed to be participating or engaging in a Competitive Business solely by virtue of the ownership of not more than one percent (1%) of any class of stock or other securities which are publicly traded on a national securities exchange or in a recognized over-the-counter market.

17.                               No-Recruitment Restriction. Executive agrees that during the Restricted Period, Executive will not, either directly or indirectly, or by acting in concert with others, solicit or influence, or seek to solicit or influence, any employee or independent contractor performing services for the Company or any Affiliate to terminate, reduce or otherwise adversely affect such employment or other relationship with the Company or Affiliate.

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18.          Tolling. If Executive violates any of the restrictions contained in Sections 10 through 17, then notwithstanding any provision hereof to the contrary, the Restricted Period will be suspended and will not run in favor of Executive from the time of the commencement of any such violation, unless and until such time when the Executive cures the violation to the reasonable satisfaction of the Company, which cannot be unreasonably withheld by the Company.

19.          Reformation. If a court or arbitrator rules that any time period, the geographic area or any prohibited activities specified in any restrictive covenant in Sections 10 through 17 is unenforceable, then the time period will be reduced by the number of months, the geographic area will be reduced by the elimination of such unenforceable portion, and/or the prohibited activities will be limited by elimination of any such unenforceable portion, so that the restrictions may be enforced in the geographic area, for the time, and pertaining to the prohibited activities to the full extent permitted by law.

20.          No Previous Restrictive Agreements. Executive represents that, except as disclosed in writing to the Company as of the Effective Date, Executive is not bound by the terms of any agreement with any previous employer or other third party to (a) refrain from using or disclosing any confidential or proprietary information previously obtained by Executive in such capacity during the course of his employment by the Company or (b) refrain from competing, directly or indirectly, with the business of such previous employer or any other person or entity. Executive further represents that his duties for the Company hereunder do not, and will not, breach any agreement to keep in confidence proprietary information that was acquired by Executive in confidence or in trust prior to Executive’s employment by the Company; and Executive shall not disclose to the Company, or induce the Company to use, any confidential or proprietary information or material belonging to any previous employer or other third party.

21.          Conflicts of Interest. In keeping with Executive’s duties to Company, Executive hereby agrees that Executive shall not become involved in a conflict of interest, or upon discovery thereof, allow such a conflict to continue at any time during the Employment Period.  If Executive becomes aware of any conflict of interest affecting the performance of his duties hereunder, Executive agrees to promptly disclose the details of such conflict to the Board.

22.          Remedies. Executive acknowledges that the restrictions contained in Sections 10  through 21 of this Agreement, in view of the nature of the Company’s Business, are reasonable and necessary to protect the Company’s legitimate Business interests, and that any violation of this Agreement would result in irreparable injury to the Company. Notwithstanding the arbitration provisions in Section 29, in the event of a breach or a threatened breach by Executive of any provision of Sections 10 through 21 of this Agreement, the Company shall be entitled to a temporary restraining order and injunctive relief restraining Executive from the commission of any breach. In the event the Company is successful in obtaining an order from a court of competent jurisdiction granting any such injunctive relief (other than by agreement of the Parties), the Company may recover its reasonable and necessary attorneys’ fees, court costs and reasonable and necessary expenses related to the breach or threatened breach as found by the court. If Executive is successful in resisting any effort made by the Company to obtain injunctive relief, then Executive

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may recover his reasonable attorney’s fees, court costs and other reasonable and necessary expenses. Nothing contained in this Agreement shall be construed as prohibiting any Party from pursuing any other remedies available to it for any such breach or threatened breach, including, without limitation, the recovery of money damages, attorneys’ fees, and costs. These covenants and agreements shall each be construed as independent of any other provisions in this Agreement, and the existence of any claim or cause of action by Executive against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of such covenants and agreements.

23.          Withholdings; Right of Offset. The Company may withhold and deduct from any benefits and payments made or to be made pursuant to this Agreement (a) all federal, state, local and other taxes as may be required pursuant to any law or governmental regulation or ruling, (b) all other normal employee deductions made with respect to Company’s employees generally, and (c) any advances made to Executive and owed to Company; however, the Company shall promptly notify Executive in writing of any such withholding or deduction under this subsection (c).

24.          Nonalienation. The right to receive payments under this Agreement shall not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge or encumbrance by Executive, dependents or beneficiaries of Executive, or to any other person who is or may become entitled to receive such payments hereunder. The right to receive payments hereunder shall not be subject to or liable for the debts, contracts, liabilities, engagements or torts of any person who is or may become entitled to receive such payments, nor may the same be subject to attachment or seizure by any creditor of such person under any circumstances, and any such attempted attachment or seizure shall be void and of no force and effect.

25.          Incompetent or Minor Payees. Should the Company determine, in its discretion, that any person to whom any payment is payable under this Agreement has been determined to be legally incompetent or is a minor, any payment due hereunder, notwithstanding any other provision of this Agreement to the contrary, may be made in any one or more of the following ways: (a) directly to such minor or person; (b) to the legal guardian or other duly appointed personal representative of the person or estate of such minor or person; or (c) to such adult or adults as have, in the good faith knowledge of the Company, assumed custody and support of such minor or person; and any payment so made shall constitute full and complete discharge of any liability under this Agreement to the full extent of the amount so paid.

26.          Severability. It is the desire of the Parties hereto that this Agreement be enforced to the maximum extent permitted by law, and should any provision or any portion thereof contained herein be held unenforceable by a court of competent jurisdiction or arbitrator (pursuant to Section 29), the parties hereby agree and consent that such provision or portion thereof shall be reformed to create a valid and enforceable provision to the maximum extent permitted by law; provided, however, if such provision cannot be reformed, it shall be deemed ineffective and deleted herefrom without affecting any other provision of this Agreement. This Agreement should be construed by limiting and reducing it only to the minimum extent necessary to be enforceable under then applicable law.

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27.          Title and Headings; Construction. Titles and headings to Sections hereof are for the purpose of reference only and shall in no way limit, define or otherwise affect the provisions hereof. The words “herein”, “hereof”, “hereunder” and other compounds of the word “here” shall refer to the entire Agreement and not to any particular provision.

28.          Governing Law; Jurisdiction.         All matters or issues relating to the interpretation, construction, validity, and enforcement of this Agreement shall be governed by the laws of the State of Texas, without giving effect to any choice-of-law principle that would cause the application of the laws of any jurisdiction other than Texas. Jurisdiction and venue of any action or proceeding relating to this Agreement or any Dispute (to the extent arbitration is not required under Section 29) shall be exclusively in Houston, Texas.

29.          Mandatory Arbitration. Except as provided in subsection (h) of this Section 29, any Dispute (as defined in Section 6(e)) must be resolved by binding arbitration in accordance with the Federal Arbitration Act and the Employment Arbitration Rules and Mediation Procedures of the American Arbitration Association as then effective (the “Arbitration Rules”), subject to this Section 29 as follows:

(a)           Any party may begin arbitration by filing a demand for arbitration in accordance with the Arbitration Rules and concurrently notifying the other Party of that demand. If the Parties are unable to agree upon a single arbitrator within ten days after the demand for arbitration was filed (and do not agree to an extension of that ten-day period), either Party may request the Houston, Texas, office of the American Arbitration Association (“AAA”) to appoint a single arbitrator in accordance with the Arbitration Rules. The arbitrator so appointed shall be deemed accepted by the Parties.

(b)           The arbitration shall be conducted in Houston, Texas, at a place and time agreed upon by the Parties with the arbitrator, or if the Parties cannot agree, as designated by the arbitrator. The arbitrator may, however, call and conduct hearings and meetings at such other places as the Parties may agree or as the arbitrator may, on the motion of one Party, determine to be necessary to obtain significant testimony or evidence.

(c)           The arbitrator may authorize any and all forms of discovery upon a Party’s showing of need that the requested discovery is reasonably likely to lead to the discovery of admissible evidence needed to resolve the Dispute and/or allow either party to discover such facts that shall afford full and adequate relief.

(d)           The arbitration shall be subject to the Federal Arbitration Act and conducted in accordance with the Arbitration Rules to the extent that they do not conflict with this Section 29. The Parties and the arbitrator may, however, agree to vary to provisions of this Section 29 or the matters otherwise governed by the Arbitration Rules.

(e)           The arbitration hearing shall be held within 60 days after the appointment of the arbitrator. The arbitrator’s final decision or award shall be made within 30 days after the hearing. That final decision or award shall be made by unanimous or majority vote or consent of the arbitrator, and shall be deemed issued at the place of

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arbitration. The arbitrator’s final decision or award shall be based on this Agreement and applicable law.

(f)            To the extent that the arbitrator’s final decision or award may include injunctive relief in response to any actual or impending breach of this Agreement or any other actual or impending action or omission of a Party under or in connection with this Agreement, any such injunctive relief shall not be enforceable against the other party until entered by order of a court of competent jurisdiction.

(g)           The arbitrator’s final decision or award shall be final and binding upon the Parties, and judgment upon that decision or award may be entered in any court having jurisdiction. The Parties waive any right to apply or appeal to any court for relief from the preceding sentence or from any decision of the arbitrator that is made before the final decision or award.

(h)           Nothing in this Section 29 limits the right of either Party to apply to a court having jurisdiction to (i) enforce the agreement to arbitrate in accordance with this Section 29, (ii) seek provisional or temporary injunctive relief, in response to an actual or impending breach of the Agreement or otherwise so as to avoid an irreparable damage or maintain the status quo, until a final arbitration decision or award is rendered or the Dispute is otherwise resolved, or (iii) challenge or vacate any final arbitration decision or award that does not comply with this Section 29. In addition, nothing in this Section 29 prohibits the Parties from resolving any Dispute (in whole or in part) by mutual agreement. This Section 29 shall also not preclude the Parties at any time from mutually agreeing to pursue non-binding mediation of the Dispute.

(i)            The arbitrator may proceed to an award notwithstanding the failure of any Party to participate in such proceedings. The prevailing Party in the arbitration proceeding may be entitled to an award of reasonable attorneys’ fees incurred in connection with the arbitration in such amount, if any, as determined by the arbitrator in its discretion. The costs of the arbitration shall be borne equally by the Parties unless otherwise determined by the arbitrator in its award.

(j)            The arbitrator shall be empowered to impose sanctions and to take such other actions as it deems necessary to the same extent a judge could impose sanctions or take such other actions pursuant to the Federal Rules of Civil Procedure and applicable law. Each party agrees to keep all Disputes and arbitration proceedings strictly confidential except for disclosure of information required by applicable law which cannot be waived.

30.          Binding Effect: Third Party Beneficiaries. This Agreement shall be binding upon and inure to the benefit of the Parties hereto, and to their respective heirs, executors, beneficiaries, personal representatives, successors and permitted assigns hereunder, but otherwise this Agreement shall not be for the benefit of any third parties.

31.          Entire Agreement; Amendment and Termination. This Agreement contains the entire agreement of the Parties hereto with respect to the matters covered herein; moreover, this Agreement supersedes all prior and contemporaneous agreements and understandings, oral or written, between the Parties concerning the subject matter

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hereof. This Agreement may be amended, waived or terminated only by a written instrument that is identified as an amendment, waiver or termination hereto, and is executed by both Parties.

32.          Survival of Certain Provisions. Wherever appropriate to the intention of the Parties, the respective rights and obligations of the Parties hereunder shall survive any termination or expiration of this Agreement or Termination of Employment.

33.          Waiver of Breach. No waiver by either Party hereto of a breach of any provision of this Agreement by any other Party, or of compliance with any condition or provision of this Agreement to be performed by such other Party, will operate or be construed as a waiver of any subsequent breach by such other Party or any similar or dissimilar provision or condition at the same or any subsequent time. The failure of either Party hereto to take any action by reason of any breach will not deprive such Party of the right to take action at any time while such breach continues.

34.          Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Company and its Affiliates (and its and their successors), as well as upon any person or entity acquiring, whether by merger, consolidation, purchase of assets, dissolution or otherwise, all or substantially all of the equity units, business and/or assets of the Company (or its successor) regardless of whether the Company is the surviving or resulting corporation. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation, dissolution or otherwise) to all or substantially all of the equity units, business or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such  succession had occurred; provided, however, no such assumption shall relieve the Company of any of its duties or obligations hereunder unless otherwise agreed, in writing, by Executive.

This Agreement shall inure to the benefit of and be enforceable by Executive’s personal or legal representative, executors, administrators, successors, and heirs. In the event of the death of Executive while any amount is payable hereunder, all such amounts shall be paid to the Designated Beneficiary (as defined in Section 6(e)).

35.          Notice. Each notice or other communication required or permitted under this Agreement shall be in writing and transmitted, delivered, or sent by personal delivery, prepaid courier or messenger service (whether overnight or same-day), or prepaid certified United States mail (with return receipt requested), addressed (in any case) to the other Party at the address for that Party set forth below that Party’s signature on this Agreement, or at such other address as the recipient has designated by Notice to the other Party.

Each notice or communication so transmitted, delivered, or sent (a) in person, by courier or messenger service, or by certified United States mail shall be deemed given, received, and effective on the date delivered to or refused by the intended recipient (with the return receipt, or the equivalent record of the courier or messenger, being deemed conclusive evidence of delivery or refusal), or (b) by telecopy or facsimile shall be deemed given, received, and effective on the date of actual receipt (with the confirmation of transmission being deemed conclusive evidence of receipt, except where the intended recipient has

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promptly notified the other Party that the transmission is illegible). Nevertheless, if the date of delivery or transmission is not a business day, or if the delivery or transmission is after 5:00 p.m. on a business day, the notice or other communication shall be deemed given, received, and effective on the next business day.

36.          Executive Acknowledgment. Executive acknowledges (a) being knowledgeable and sophisticated as to business matters, including the subject matter of this Agreement, (b) having read this Agreement and understands its terms and conditions, (c) having been given an ample opportunity to discuss this Agreement with Executive’s personal legal counsel prior to execution and being advised by the Company to do so, and (d) no strict rules of construction shall apply for or against the drafter or any other Party. Executive hereby represents that Executive is free to enter into this Agreement including, without limitation, that Executive is not subject to any covenant not to compete that would conflict with any of his duties under this Agreement.

37.          Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a copy hereof containing multiple signature pages, each signed by one party hereto, but together signed by both parties.

38.          Section 409A.  This Agreement is intended to comply with Section 409A of the Internal Revenue Code, to the extent applicable.  Notwithstanding any provisions herein to the contrary, this Agreement shall be interpreted, operated, and administered consistent with this intent. Notwithstanding any provision to the contrary in the Agreement, payment of any termination benefits under this Agreement that are deemed deferred compensation subject to Section 409A of the Code will be made when Executive’s termination of employment constitutes a “separation from service” within the meaning of Treas. Reg. Section 1.409A-1(h).  For purposes of determining whether a “separation from service” within the meaning of Treas. Reg. Section 1.409A-1(h) has occurred with respect to deferred compensation under the Agreement, in applying Sections 1563(a)(1), (2) and (3) of the Code for purposes of determining a controlled group of corporations under Section 414(b) of the Code, “80 percent” shall be used instead of “at least 80 percent” at each place the latter appears in Sections 1563(a)(1), (2) and (3) of the Code; and, in applying Treas. Reg. Section 1.414(c)-2 for purposes of determining trades or businesses (whether or not incorporated) that are under common control for purposes of Section 414(c) of the Code, “80 percent” shall be used instead of “at least 80 percent” at each place the latter appears in Treas. Reg. Section 1.414(c)-2.  Notwithstanding any provision to the contrary in the Agreement, if Executive is deemed at the time of his separation from service to be a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code, to the extent delayed commencement of any portion of the termination benefits to which Executive is entitled pursuant to this Agreement is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code, such portion of Executive’s termination benefits shall not be provided to him prior to the earlier of (i) the expiration of the six-month period measured from the date of his “separation from service” with the Company (as such term is defined in the Treasury Regulations issued under Section 409A of the Code) or (ii) the date of Executive’s death. Upon the expiration of the applicable Code Section 409A(a)(2)(B)(i) deferral period, all

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payments deferred pursuant to this Section 38 shall be paid in a lump sum to Executive, and any remaining payments due under the Agreement shall be paid as otherwise provided herein.

39.          Indemnity. Company and its Affiliates shall defend, hold harmless and indemnify Executive from and against any and all claims, losses, actions, lawsuits, damages, judgments and/or costs arising out of or in any manner related to Executive’s relationship with Company and its Affiliates, including but not limited to claims sounding in breach of contract, tort, breach of any international treaty, federal or state statute and whether alleging death, personal injury, property damage, economic damages, non-economic damages or equitable relief, or any combination thereof; provided, however, that such claims relate to Executive’s acts or omissions that are within the scope of his employment with the Company and/or any services performed for its Affiliates. This indemnity provision is expressly intended to apply to any and all claims, losses, actions, lawsuits, damages, judgments and/or costs, including but not limited to, those alleging misconduct, negligence, and/or gross negligence against Executive, whether such negligence and/or gross negligence was (i) the sole proximate cause of the alleged injury or (ii) a proximate cause jointly and concurrently with the Company or its Affiliates, and Company and its Affiliates expressly acknowledge their intent and agreement to be so bound; provided, however such indemnity shall not be applicable if a court of competent jurisdiction, or arbitrator pursuant to Section 29, should determine that an act or omission by Executive constituting gross negligence or intentional misconduct was the sole cause of the event resulting in the indemnification claim hereunder. Notwithstanding the above, no reimbursement shall be made for attorneys’ fees and expenses incurred by Executive unless the related claim commences within the applicable statute of limitations period, and no such reimbursement shall be made later than the last day of the calendar year following the calendar year in which such expense is incurred. This Section 39  shall be in addition to, and not in limitation of, any indemnity or other rights of the Executive from the Company or any other person or entity, either under law, contract or otherwise.

[Signature page follows.]

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IN WITNESS WHEREOF, Executive has executed, and Company has caused this Agreement to be executed in its name and on its behalf by its duly authorized officer, to be effective as of the Effective Date.

WITNESS:			EXECUTIVE:

Signature:	/s/ Suzanne J. Todd	Signature:	/s/ Brian K. Harrington
Brian Harrington

Name:	Suzanne J. Todd

Date: November 20, 2008			Date: November 20, 2008

Address for Notices:
2426 Inwood Drive
Houston, TX 77019

ATTEST:			COMPANY:
SPACEHAB, INC.

By:	/s/ Virginia Wise	By:	/s/ Thomas B. Pickens, III
	Name: Virginia Wise		Thomas B. Pickens, III,
Chairman of the Board and
Chief Executive Officer

Date: November 20, 2008			Date: November 20, 2008

Address for Notices:
907 Gemini Avenue
Houston, Texas 77058
Attention: Secretary

[Execution Page to Employment Agreement]